Exhibit 10.1

Amendment to Letter Agreement

Reference is made to that certain letter agreement (the “Agreement”), dated October 10, 2019, by and between Frequency Therapeutics, Inc. (“Company”) and Richard Mitrano (“Executive”) regarding Executive’s employment terms. This Amendment (this “Amendment”) to the Agreement is entered into as of June 1, 2023 (“Effective Date”). Capitalized terms used, but not defined, in this Amendment are intended to have the meanings given to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Company and Executive hereby agree the Agreement is amended as follows:

1.

The Severance Period as referenced in Paragraph 3 of the Agreement (with respect to a qualifying termination not in connection with a Change in Control) is hereby extended from six (6) months to nine (9) months.

2.

The Severance Period as referenced in Paragraph 4 of the Agreement (with respect to a qualifying termination in connection with a Change in Control) is hereby extended from nine (9) months to twelve (12) months.

The Parties agree that the Agreement shall be deemed to be amended to reflect the foregoing terms as of the Effective Date. Except as expressly modified hereby, the Agreement shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

Frequency Therapeutics, Inc.

By:	/s/ David L. Lucchino
Name:	David L. Lucchino
Title:	Chief Executive Officer

Richard Mitrano

/s/ Richard Mitrano

Signature Page to Amendment to Letter Agreement